Exhibit 10.4
Executive Employment Agreement
This Executive Employment Agreement (the “Agreement”) is entered into as of February 13, 2024 and effective as of March 29, 2024, by and between SUSAN KEEFE (“Executive”) and BENSON HILL, INC., a Delaware corporation (the “Company”).
WHEREAS, the Company desires to employ Executive on the terms and conditions set forth in this Agreement; and
WHEREAS, Executive desires to render services to the Company on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth in this Agreement, the parties agree as follows:
1.Term. The term of this Agreement and the Employment Term will begin on March 29, 2024. This Agreement will remain in force until terminated as provided in Section 4. The period during which Executive is employed by the Company is referred to as the “Employment Term.”
2.Position, Duties and Location.
2.1Position. During the Employment Term, Executive will serve as the Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer. In such position, Executive (i) has the duties, authority, and responsibilities as are consistent with Executive’s position as well as such additional duties as may be reasonably assigned to Executive by the Chief Executive Officer from time to time; and (ii) shall serve as the Company’s “principal financial officer” and, unless otherwise determined by the Board of Directors of the Company (“Board”) or any committee of the Board, as the Company’s “principal accounting officer.”
2.2Duties. During the Employment Term, Executive shall devote Executive’s full business time, attention and best efforts to the business of the Company and its affiliates and to the performance of Executive’s duties, and will not engage in any other business, profession, or occupation for compensation or otherwise which would, individually or in the aggregate, conflict or interfere with the performance of Executive’s duties or services to the Company or any of its affiliates either directly or indirectly without the prior written consent of the Board.
2.3Place of Performance. At the time of execution of this Agreement, the principal place of Executive’s employment is Boston, Massachusetts. As requested by the Company, Executive shall be required to travel on Company business during the Employment Term.
3.Compensation.
3.1Base Salary. During the Employment Term, the Company shall pay Executive an annual base salary of $462,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment and withholding laws, but no less frequently than monthly. Executive’s annual base salary, as in effect from time to time, is referred to as “Base Salary.” Executive’s Base Salary shall be reviewed by the Company at least annually.

3.2Annual Bonus.
(a)Beginning with calendar year 2024 and for each subsequent calendar year of the Employment Term, Executive will be eligible to receive an annual bonus (the “Annual Bonus”) based on the achievement of applicable Company and individual performance metrics consistent with the Company’s Annual Team Incentive Plan established by the Board or the compensation committee of the Board (the “Compensation Committee”). Executive’s target Annual Bonus opportunity equals 50% of Base Salary in effect as of the first day of such calendar year. For calendar year 2024, the Executive will be eligible to receive a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire calendar year multiplied by a fraction, the numerator of which equals the number of days of the Employment Term in 2024 (277), and the denominator of which equals to the total number of days in 2024 (366)).
(b)Except as otherwise provided in Section 4, (i) the Annual Bonus is subject to the terms of the Company’s Annual Team Incentive Plan for the applicable calendar year, and (ii) in order to be eligible to receive an Annual Bonus, Executive must be employed by the Company on the date that such Annual Bonus, if any, is paid.
3.3Employee Benefits. During the Employment Term, Executive is entitled to participate in all employee benefit plans, practices, and programs, including fringe benefits and perquisites, that are maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis that is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.
3.4Vacation; Paid Time Off. During the Employment Term, Executive shall be eligible to receive paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.
3.5Legal Cost. Company agrees to reimburse Executive’s reasonable and documented attorney fees up to $15,000 to provide legal advice to Executive in connection with the review and execution of this Agreement.
3.6Business Expenses. Executive is entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties in accordance with the Company’s expense reimbursement policies and procedures and subject to Section 5.2(c).
3.7Indemnification. At all times during the Employment Term and thereafter, the Company will provide Executive with indemnification under the Company’s organizational documents and director and officer liability insurance coverage, all on terms no less favorable than the coverage provided to other Company executives. In this regard, Company and Executive agree to execute and be bound by the Company’s standard indemnity agreement for its officers and directors, which is attached hereto as Exhibit A (the “Indemnity Agreement”).
4.Termination of Employment. The Employment Term and Executive’s employment may be terminated by either the Company or Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided in this Agreement, Executive will make reasonable efforts to give the Company at least 60 days’ advance written notice of any termination of Executive’s employment. If Executive gives notice of termination, following such notice, the Company may require that Executive not perform any services during all or any portion of such period and/or accelerate the effective date of termination by giving written notice to Executive at any time during such notice period, in which case Executive will continue to be paid through the termination date originally identified by Executive. If Company terminates Executive’s employment without Cause, Company will make reasonable efforts, but is not obligated, to provide Executive 60 days’ advance notice of termination of Executive’s employment. Upon termination of Executive’s employment during the Employment Term, Executive is entitled only to the compensation and benefits described in this Section 4 and has no further rights to any compensation or any other benefits from the Company or any of its affiliates, unless otherwise specifically provided in this Agreement or an applicable award agreement or plan document. The amounts payable to Executive following termination pursuant to this Section 4 will be in full and complete satisfaction of Executive’s rights under this Agreement, and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to any breach of this Agreement by the Company.
4.1Termination For Cause, or Resignation Without Good Reason.
(a)If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason before March 31, 2025, Executive is entitled to receive:
(i)any accrued but unpaid Base Salary, which shall be paid on the first administratively practicable pay date following the date of Executive’s termination in accordance with the Company’s customary payroll procedures and applicable law;
(ii)reimbursement for unreimbursed business expenses properly incurred by Executive during the Employment Term, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and
(iii)such employee benefits (including equity compensation), if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of Executive’s termination in accordance with the terms thereof; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided in this Agreement.
Items (i) through (iii) are referred to collectively as the “Accrued Amounts.”

(b)For purposes of this Agreement, “Cause” means Executive, in the Board’s good faith determination, does any of the following:
(i)commits, is convicted of, or pleads no contest to any criminal act under federal or state law that is (A) a felony or (B) a misdemeanor involving moral turpitude;
(ii)commits, attempts to commit, or participates in, a fraud or act of dishonesty against the Company or any of its affiliates;
(iii)breaches any (A) material provision of this Agreement, or any other written agreement Executive has with the Company or any of its affiliates (including, without limitation, any restrictive covenant provision), or (B) statutory or fiduciary duty Executive owes to the Company or any of its affiliates;
(iv)violates the Company’s policies and/or practices applicable to employees at the level of Executive relating to discrimination, harassment or retaliation;
(v)violates the Company’s written policies and/or practices applicable to employees at the level of Executive not relating to discrimination, harassment or retaliation;
(vi)fails to materially perform assigned duties after receiving written notification of the failure;
(vii)willfully performs acts or omissions that constitute misconduct or gross negligence in connection with the performance of assigned duties; or
(viii)willfully disregards any lawful written instruction from the Board, the Company or any of its affiliates.
The determination that a termination is for Cause shall be made by the Board in good faith provided that, in the case of (iii), (v), (vi), (vii), and (viii) above, grounds for a termination for Cause shall exist only if Executive fails to cure (if curable) such event within 30 days following written notice from the Company.
(c) For purposes of this Agreement, Executive has “Good Reason” to resign in the event the Company consummates a recapitalization transaction that substantially and materially recapitalizes the Company. For the avoidance of doubt, (i) the sale of any remaining processing assets of the Company or its subsidiaries, whether or not it is accomplished through an asset or equity transaction, would not be or be deemed to be a recapitalization transaction for the purposes of this definition, and (ii) a recapitalization transaction may include, without limitation, an equity, debt, or convertible debt financing, or similar transaction; and (iii) whether a transaction substantially and materially recapitalizes the Company shall be determined by the Board in good faith.  Notwithstanding the foregoing, in order for Executive’s resignation to constitute a resignation for “Good Reason,” Executive must give ninety (90) days’ written notice to the Company of Executive’s intent to resign with “Good Reason” within 30 days of the date on which a recapitalization transaction occurs. The Company shall have the option, in its sole discretion, to place Executive on a leave of absence during the ninety (90) day notice period.
4.2Termination Without Cause, Termination with Good Reason, or Termination for Any Reason After March 31, 2025. The Employment Term and Executive’s employment may be terminated by the Company without Cause, by Executive with Good Reason, or by Executive for any reason after March 31, 2025. In the event of such termination, Executive is entitled to receive the Accrued Amounts and, subject to Executive’s (x) continued compliance with Section 6 and Section 7 of this Agreement and (y) timely execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), and the Release becoming effective according to its terms within 60 days following such termination (the date the Release becomes effective, the “Release Effective Date”), Executive shall be entitled to receive the following (collectively, the “Severance Benefits”):
(a)Executive’s Base Salary (as in effect on the date of Executive’s termination) paid in equal installment payments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall begin on the Company’s first payroll date after the Release Effective Date and continue until the 6th month anniversary of the date of Executive’s termination; provided that, the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of Executive’s termination and ending on the first payment date if no delay had been imposed.
(b)A lump sum payment equal to the Annual Bonus, if any, (prorated for a partial year) that Executive otherwise would have earned for the calendar year, based on the lower of (1) achievement of the applicable target performance goals for such year, or (2) actual performance.
(c)A lump sum payment equal to the unpaid Annual Bonus, if any, that Executive otherwise earned for the calendar year prior to Executive’s termination.
(d)During such time that Executive is receiving the Severance Benefits, if (i) the Company discovers grounds constituting Cause existed before Executive’s termination or (ii) Executive breaches any of the covenants set forth in Sections 6 and/or 7 of this Agreement, Executive’s right to receive the Severance Benefits will immediately cease and be forfeited, and any Severance Benefits previously paid to Executive will be immediately repaid by the Executive within 60 days.
4.3Death or Disability.
(a)Executive’s employment shall terminate automatically upon Executive’s death during the Employment Term, and the Company may terminate Executive’s employment on account of Executive’s Disability.

(b)If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. Notwithstanding any other provision, all payments made in connection with Executive’s Disability shall be provided in a manner which is consistent with applicable federal and state law.
(c)For purposes of this Agreement, “Disability” shall mean Executive being entitled to receive long-term disability benefits under the Company’s long-term disability plan.
4.4Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Term (other than termination pursuant to Section 4.3(a) on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party in accordance with Section 17. The Notice of Termination shall specify (i) the termination provision of this Agreement relied upon; (ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) the applicable date of termination.
4.5Resignation of All Other Positions. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer, director, fiduciary or member of the governing board (or a committee thereof), in each case, of the Company or any of its affiliates. Executive will take all actions reasonably requested by the Company to give effect to this provision.
5.Taxes.
5.1Withholding. The Company shall have the right to withhold from any amount payable to Executive any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
5.2Code §409A.
(a)Intent and Compliance. This Agreement is intended to comply with the Internal Revenue Code of 1986, as amended (the “Code”) §409A, including the Treasury Regulations issued thereunder, or an applicable exemption therefrom and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, any payments provided under this Agreement may only be made upon an event and in a manner that complies with Code §409A or an applicable exemption therefrom. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Code §409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code §409A to the maximum extent possible. For purposes of Code §409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Code §409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code §409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Code §409A.
(b)Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Code §409A and Executive is determined to be a “specified employee” as defined in Code §409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of Executive’s termination or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
(c)Reimbursements. To the extent required by Code §409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(i)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
(ii)any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(iii)any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
5.3Code §280G.
(a)Net Benefit. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) would constitute “parachute payments” within the meaning of Code §280G and would, but for this Section 5.3, be subject to the excise tax imposed under Code §4999 (the “Excise Tax”), then, notwithstanding anything in this Agreement to the contrary, prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5.3 shall be made in a manner determined by the Company that is consistent with the requirements of Code §409A. Nothing in this Section 5.3(a) shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
(b)280G Calculations. All calculations and determinations under this Section 5.3 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.3, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code §280G and Code §4999. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.3. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
6.Loyalty Agreement. Executive is party to that certain Loyalty Agreement with Benson Hill Inc. to be entered into and effective as of March 29, 2024, as may be amended by mutual agreement of the Company and Executive (the “Loyalty Agreement”) substantially in the form attached hereto as Exhibit B. The Loyalty Agreement in effect at any relevant time is hereby incorporated by reference into this Agreement. Executive agrees that Executive will remain bound by the terms of the Loyalty Agreement, along with all applicable Company policies, as those policies exist from time to time. In the event of a conflict between the terms of this Agreement, on the one hand, and the Loyalty Agreement or the Company policies, on the other hand, the terms of this Agreement shall govern and control. Furthermore, the remedies available to the Company and/or its affiliates in this Agreement and the Loyalty Agreement are intended to be cumulative, and not exclusive, unless such remedies are in conflict, in which case the remedies that are more favorable to the Company and/or its affiliates shall govern and control.
6.1Compensation for Non-Compete Period.
(a)If the Company exercises the Non-Compete Option (as that term is defined in the Loyalty Agreement), then the Company will provide the benefits described in Section 6(a) of the Loyalty Agreement, provided that, any compensation provided in Section 4.2 of this Agreement will replace and offset any compensation provided in Section 6(a) of the Loyalty Agreement for the Non-Compete Period.
(b)Release. In all circumstances described in Section 6.2(a), Executive’s right to any benefits will be subject to Executive’s (x) continued compliance with Section 6 and Section 7 of this Agreement and (y) timely execution of a Release.

7.Non-Disparagement. Executive agrees and covenants that Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or any of its affiliates or any of their respective businesses, employees, contractors, directors, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 7 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from making truthful statements in compliance with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency or arbitral proceeding, provided that such compliance does not exceed that required by the law, regulation, or order.
8.Remedies for Breach of Covenants.
8.1Acknowledgement. Executive acknowledges and agrees that the services to be rendered by Executive to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company and its affiliates. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Confidential Information, goodwill and legitimate business interests of the Company and its affiliates. The Company and Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise modify the foregoing covenants only so far as necessary to be enforceable.
Executive further acknowledges that the benefits provided to Executive under this Agreement, including the amount of Executive’s compensation, reflects, in part, Executive’s obligations and the Company’s rights under Section 6 and Section 7 of this Agreement; that Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced; and that Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 6 and Section 7 of this Agreement or the Company’s enforcement its rights. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and Executive.
8.2Remedies. In the event of a breach or threatened breach by Executive of Section 6 and Section 7 of this Agreement, Executive hereby consents and agrees that Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, attorneys’ fees, or other forms of relief available to

Company. The existence of any claim or cause of action by Executive against the Company, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Company of any or all such covenants.
9.Arbitration.
9.1Subject to Section 9.2, any dispute, controversy, or claim arising out of or related to Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy (“Disputes”), shall be submitted to and decided by confidential binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in St. Louis County, Missouri consistent with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time the arbitration is commenced, except as modified by this Agreement. Any arbitration conducted under this Section 9.1 shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA and shall be conducted in accordance with the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties. The costs of any such arbitration will be shared equally by the Company and Executive unless the arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to one party.
9.2Notwithstanding Section 9.1, either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 6 through 8; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 9.
9.3Nothing in this Section 9 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 9 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.
10.Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles.
11.Entire Agreement. Unless otherwise specifically provided, this Agreement (including the Loyalty Agreement) contains all of the understandings and representations between Executive and the Company pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
12.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the Company. No waiver by either of the parties of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.
13.Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.
14.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
15.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
16.Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
17.Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company: Benson Hill, Inc. Attn: Chief Legal Officer 1001 N. Warson Road, Suite 300 St. Louis, MO 63132 legal@bensonhill.com	If to Executive: Susan Keefe Most recent address on file with the Company’s Human Resources department.

18.Representations of Executive. Executive represents and warrants to the Company that Executive’s performance of Executive’s duties will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Executive is a party or is otherwise bound. Executive’s performance of Executive’s duties will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

19.Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
20.Acknowledgement of Full Understanding. Executive acknowledges and agrees that Executive has fully read, understands and voluntarily enters into this Agreement. Executive acknowledges and agrees that Executive has had an opportunity to ask questions and consult with an attorney of Executive’s choice before signing this agreement.
21.Third-Party Beneficiaries. Each affiliate of the Company that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 4.5, 6, 7, 8 and 9 and shall be entitled to enforce such obligations as if a party hereto.
[Signature page follows, remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BENSON HILL, INC. /s/ Adrienne (Deanie) Elsner Deanie Elsner, CEO	SUSAN KEEFE /s/ Susan Keefe

[Signature page to Executive Employment Agreement]

EXHIBIT A
INDEMNIFICATION AGREEMENT
A-1

EXHIBIT B
LOYALTY AGREEMENT
B-1